TO BE RELEASED 9:00 a.m., Tuesday, April 20, 2010	Contact: Rob Jorgenson 724-465-5448

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held April 19, 2010. The dividend is payable May 25, 2010 to shareholders of record on April 30, 2010. This dividend compares to a common stock dividend of $0.15 per share for the fourth quarter of 2009 and represents a 2.7 percent annualized yield using the April 19, 2010 closing price of $22.53.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

SOURCE: S&T Bancorp, Inc.